Exhibit 12.1

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

Healthcare Trust of America, Inc.

	Three Months Ended March 31, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
(Dollars in thousands)
Earnings(2)
Pre-tax income (loss) from continuing operations before adjustment for income or loss from equity investees	$5,434	$24,684	$(24,368)	$5,593	$(7,919)	$(24,773)
Fixed charges	13,655	53,865	46,745	42,245	36,308	29,353
Noncontrolling interest in pre-tax (income) loss of subsidiaries that have not incurred fixed charges	(142)	(423)	(56)	(52)	16	(304)

Earnings available for fixed charges	$18,947	$78,126	$22,321	$47,786	$28,405	$4,276

Fixed charges(2)
Interest expense	$12,341	$48,615	$41,599	$37,859	$32,906	$26,942
Amortized premiums, discounts and capitalized expenses related to indebtedness	908	3,801	3,727	3,177	2,589	2,161
Estimate of interest within rental expenses	406	1,449	1,419	1,209	813	250

Total fixed charges	$13,655	$53,865	$46,745	$42,245	$36,308	$29,353

Ratio of earnings to fixed charges	1.39	1.45	(1)	1.13	(1)	(1)

(1)	The ratio of earnings to fixed charges was less than one-to-one for the years ended December 31, 2012, 2010 and 2009. The total fixed charges for those years were $46.7 million, $36.3 million and $29.4 million, respectively, and the total earnings were $22.3 million, $28.4 million and $4.3 million, respectively. The deficiency amounts, or the amounts of fixed charges in excess of earnings for those years were $24.4 million, $7.9 million and $25.1 million, respectively.
(2)	The results of operations of the property that was previously classified as held for sale have been reclassified out of discontinued operations for all periods presented.

Healthcare Trust of America Holdings, LP

	Three Months Ended March 31, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
(Dollars in thousands)
Earnings(2)
Pre-tax income (loss) from continuing operations before adjustment for income or loss from equity investees	$5,434	$24,684	$(24,368)	$5,593	$(7,919)	$(24,773)
Fixed charges	13,655	53,865	46,745	42,245	36,308	29,353
Noncontrolling interest in pre-tax (income) loss of subsidiaries that have not incurred fixed charges	(38)	(51)	(40)	(30)	25	(304)

Earnings available for fixed charges	$19,051	$78,498	$22,337	$47,808	$28,414	$4,276

Fixed charges(2)
Interest expense	$12,341	$48,615	$41,599	$37,859	$32,906	$26,942
Amortized premiums, discounts and capitalized expenses related to indebtedness	908	3,801	3,727	3,177	2,589	2,161
Estimate of interest within rental expenses	406	1,449	1,419	1,209	813	250

Total fixed charges	$13,655	$53,865	$46,745	$42,245	$36,308	$29,353

Ratio of earnings to fixed charges	1.40	1.46	(1)	1.13	(1)	(1)

(1)	The ratio of earnings to fixed charges was less than one-to-one for the years ended December 31, 2012, 2010 and 2009. The total fixed charges for those years were $46.7 million, $36.3 million and $29.4 million, respectively, and the total earnings were $22.3 million, $28.4 million and $4.3 million, respectively. The deficiency amounts, or the amounts of fixed charges in excess of earnings for those years were $24.4 million, $7.9 million and $25.1 million, respectively.
(2)	The results of operations of the property that was previously classified as held for sale have been reclassified out of discontinued operations for all periods presented.